EXHIBIT 99.1

December 30, 2005 Press Release

Timberline Reports on Phase I Exploration and Presents Phase II Proposal at Snowstorm Project

December 30, 2005 – Spokane – Timberline Resources Corporation (OTC:TBLC) today announced results of its Phase I exploration program and presented its Phase II exploration proposal for the Snowstorm Project in north Idaho’s “Silver Valley”.  In completing the program, Timberline has earned a 49-percent participating interest in Snowstorm from Hecla Mining Company (NYSE:HL).

The Phase I program consisted of 10 core holes totaling 4,104 feet, drilled at nine widely-spaced sites along the projected mineralized horizon at depths ranging from 149 to 712 feet.  The program was designed as an initial evaluation of the potential for copper-silver mineralization in the upper unit of Revett Formation quartzite within the large project area.  Widespread stratabound copper-silver mineralization was seen in earlier surface and dump sampling along a 7,500-foot strike length from the Snowstorm Mine to the Missoula Tunnel area.

Mineralization was found to occur within the lower unit of the Upper Revett quartzite, with all ten drill holes encountering the quartzite in thicknesses varying from 37 to 57 feet.  Six holes encountered narrow irregular bands of mineralization grading up to 0.8-percent copper and 1.4 ounces per ton (oz/t) silver over a two-foot interval within the stratigraphic unit, with two additional holes returning anomalous values.  Although the drilling demonstrated the continuity of the stratigraphy and the mineralized horizon, bulk grades across the horizon were sub-economic, with copper values typically less than 0.3-percent and silver values typically less than 0.25 oz/t.  Much of the mineralization in the shallower intercepts was oxidized with leaching contributing to the lower grades.  In the sulfide zones, chalcopyrite was the predominate sulfide rather than bornite or chalcocite.

Timberline has submitted a technical report on the Phase I exploration program at Snowstorm, along with a Phase II exploration proposal, to Hecla as required by the earn-in agreement.  Hecla now has a thirty day period in which to elect to either maintain its 51-percent participating interest or withdraw from the venture and retain a 4-percent net smelter returns (NSR) royalty on any future production from the project.

Despite the failure of the Phase I program to indicate the presence of an economic Troy-type deposit over a broad area west of the Snowstorm Mine, at least three high-potential targets remain to be tested and are included in Timberline’s Phase II exploration proposal.  They include:

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The faulted extension of the historic high-grade Snowstorm orebody.  The Snowstorm Mine was a small but highly profitable operation that produced 800,000 tons of ore averaging 4-percent copper and 6 oz/t silver.  The deposit was clearly truncated by a fault, the extension for which has never been found.

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The known low-grade stratabound copper-silver mineralization peripheral to the Snowstorm workings.  Past drilling, primarily by Hecla, has demonstrated a “halo” grading approximately 1-percent (20 pounds per ton) copper and 1 oz/t silver and containing an estimated 5 to 10 million tons of mineralized material.

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The potential for a southeast-plunging ore zone in the area north and northwest of the upper Missoula workings and, perhaps, other stratabound targets within the Lower Revett quartzite below the stratigraphic section tested in Phase I.

Timberline will evaluate and prioritize these targets in anticipation of continuing exploration at Snowstorm in the spring, subject to available financing.

In executing the Phase I program, Timberline instituted NI 43-101 compliant protocols with drill core photographed, logged and sawed by qualified contractors.  Drilling was conducted by M2 Exploration of Coeur d’Alene, Idaho.  Assaying was conducted by Chris Christopherson Inc. of Kellogg, Idaho.

This press release has been reviewed and approved by Paul Dircksen, a Timberline Director and Qualified Person as defined by NI 43-101.

Timberline also announced today that beginning January 1, 2006, John Swallow will assume the duties of CEO from Stephen Goss, who will continue as an officer and director of the Company.

Timberline Resources Corporation is a mineral exploration company focused on the cost-effective acquisition and exploration of promising mineral properties in the western United States.  Timberline's flagship property is the Snowstorm Project in north Idaho's "Silver Valley", where it has earned a 49-percent interest from Hecla Mining Company.  Timberline also holds early-stage gold properties covering over 7 square miles along the Walker Lane Mineral Belt of south central Nevada.  Timberline has signed a Letter of Intent to acquire Kettle Drilling, Inc. a rapidly-growing provider of drilling services to the mineral exploration industry.   Timberline has fewer than 8 million shares outstanding and its common stock is quoted on the OTC Market under the symbol “TBLC”.

Certain statements contained in this press release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are based on beliefs of management as well as assumptions made by and information currently available to management.  Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from expected results.

Contact Information:

John Swallow

Chairman

Phone: (208) 661-2518

www.timberline-resources.com